EXHIBIT 10.3

SECOND AMENDMENT

TO AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 10, 2003 (this “Amendment”), among LBI MEDIA, INC. (the “Borrower”), THE GUARANTORS PARTY HERETO (the “Guarantors”), THE LENDERS PARTY HERETO (the “Lenders”), FLEET NATIONAL BANK, as Administrative Agent (the “Administrative Agent”), FLEET SECURITIES, INC., as Sole Lead Arranger (the “Sole Lead Arranger”), GENERAL ELECTRIC CAPITAL CORPORATION and U.S. BANK, N.A., as Co-Syndication Agents (the “Syndication Agents”) and CIT LENDING SERVICES CORPORATION and SUNTRUST BANK, as Co-Documentation Agents (the “Documentation Agents” and together with the Administrative Agent, Sole Lead Arranger and the Syndication Agents, the “Agents”).

WHEREAS, the Credit Parties, the Lenders (including the Issuing Lender), and the Agents wish to amend the Credit Agreement to revise certain provisions and covenants;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1. REFERENCE TO CREDIT AGREEMENT.

Reference is made to the Amended and Restated Credit Agreement dated as of July 9, 2002, among the Borrower, the Guarantors, the Lenders, the Administrative Agent, the Sole Lead Arranger, the Syndication Agents and the Documentation Agents as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of April 15, 2003 (the “Credit Agreement”). Capitalized terms used herein which are defined in the Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2. AMENDMENTS. The Credit Parties, the Lenders and the Agents agree that the Credit Agreement is hereby amended, effective as of the date hereof, as follows:

2.1. Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in alphabetical order:

“Assignment and Exchange Agreement” means the Assignment and Exchange Agreement dated September 29, 2003 between Holdings I and Media Holdings.

“Astor Acquisition Documents” means the Asset Purchase Agreement dated as of December 19, 2002 and all related instruments, agreements and other documents entered into by any Credit Party and the sellers party thereto in connection with the purchase of KEBN-FM (formerly KMXN-FM).

“Holdings Second Amendment” means the Second Amendment to Securities Purchase Agreement, Warrant Agreement and Subordination and Intercreditor Agreement dated as of the Second Amendment Effective Date among Holdings I, Alta and the Administrative Agent.

“KMPX Acquisition” means the proposed acquisition by certain Credit Parties of the assets of television station KMPX-TV, Decatur, Texas, for cash consideration not in excess of $37,000,000.

“KMPX Acquisition Documents” means the asset purchase agreement and all related instruments, agreements and other documents entered into by any Credit Party and the sellers party thereto in connection with the purchase of KMPX-TV.

“Media Holdings” means LBI Media Holdings, Inc, a Delaware corporation, which is the sole shareholder of the Borrower and a Wholly-Owned Subsidiary of Holdings I.

“Media Holdings Discount Notes” means Media Holdings’ unsecured Senior Discount Notes due 2013, including any Additional Notes and Exchange Notes (as each such term is defined in the Media Holdings Discount Notes Indenture), in each case, as amended, supplemented or otherwise modified in accordance with the restrictions of Section 7.15, and as issued pursuant to the Media Holdings Discount Notes Indenture with aggregate gross cash proceeds not in excess of the sum of (a) $50,000,000 (excluding the amounts referred to in clause (b) of this definition) plus (b) the amount of any increase in the outstanding principal amount of such notes as a consequence of such notes being issued at a discount (i. e. accreted value).

“Media Holdings Discount Notes Indenture” means the Indenture between Media Holdings and U.S. Bank, N.A., as trustee, pursuant to which the Media Holdings Discount Notes shall be issued, as amended, supplemented or otherwise modified in accordance with the restrictions of Section 7.15.

“Second Amendment Effective Date” means October 10, 2003.

2.2. Section 1.1 of the Credit Agreement is hereby amended by deleting in their entirety the definitions of the terms listed below in this Section 2.2 and replacing those definitions with the following:

“Basic Documents” means the Loan Documents, the Holdings Amendment, the Holdings Second Amendment, the Oaktree Redemption Agreement, the El Dorado Acquisitions Documents, the Guajillo Acquisitions Documents, the Intermediate Holdings Intercompany Note, the Senior Subordinated Note Indenture, the Senior Subordinated Notes, the Media Holdings Discount Notes Indenture, the Media Holdings Discount Notes and the documents related thereto.

“Change in Control” means (a) Media Holdings shall cease to own, directly or indirectly, 100% of the Borrower’s outstanding capital stock and Total Voting Power, (b) Holdings I shall cease to own, directly or indirectly, 100% of Media Holdings’ outstanding capital stock and Total Voting Power, (c) Jose and Lenard Liberman

(together with their spouses, lineal descendants or heirs and devisees and any trusts controlled by them) shall cease to collectively own, directly or indirectly, more than 50% of (i) the economic interests in the outstanding equity securities of Holdings I or (ii) the Total Voting Power of Holdings I, (d) the Borrower no longer owns and controls, directly or indirectly, 100% of the capital stock of each of Liberman Broadcasting, Inc., Liberman Television Inc., Liberman Television of Houston, Inc., Liberman Broadcasting of Houston, Inc., Liberman Television of Dallas, Inc., and any License Subsidiary, unless one hundred percent (100%) or any portion of such entity’s capital stock is transferred in accordance with the terms and conditions of this Agreement, (e) any Holding Company or the Borrower sells, leases, conveys, transfers, exchanges or otherwise disposes of, in a single transaction or through a series of related transactions, all of the FCC Licenses owned by such Holding Company, the Borrower and the other Credit Parties to any Person other than any of the Credit Parties or (f) the occurrence of any “Change of Control” as defined in any of the Holdings Securities Purchase Documents, the Senior Subordinated Note Indenture or the Media Holdings Discount Notes Indenture.

“Empire Burbank Lease” means that certain Lease dated as of July 15, 1999 between Empire Burbank, as lessor, and LBI, as lessee, relating to occupancy of the Burbank Office Property, (or a replacement lease in substantially the same form except that the Borrower is the lessee and the term thereof is extended (which replacement lease shall be deemed to be permitted under Section 7.14)), in each case as such lease may be amended or modified in accordance with Section 7.14.

“Empire Burbank Sublease” means that certain Sublease Agreement between LBI, as lessor, and Empire Burbank, as lessee, (or a replacement sublease in substantially the same form except that the Borrower is the lessor and the term thereof is extended (which replacement lease shall be deemed to be permitted under Section 7.14)), in each case relating to occupancy of certain portions of the Burbank Office Property by Empire Burbank, as such lease may be amended or modified from time to time.

“Holding Company” means each of (i) Holdings I, (ii) Media Holdings, and (ii) any other holding company formed after the Closing Date which directly or indirectly owns all the equity interest of the Borrower and all of whose equity interests is directly or indirectly owned by Holdings I.

“Holding Company Debt” means any Indebtedness of Holdings I in respect of the Holdings Securities Purchase Documents and any Indebtedness of Media Holdings in respect of the Media Holdings Discount Notes Indenture.

“Permitted Holdings Tax Distributions” means cash distributions and/or loans (to be computed by the Tax Accountant) from the Borrower to Media Holdings or Holdings I and/or from Media Holdings to Holdings I, in respect of any taxable year to permit Holdings I to pay its estimated and final state income tax liabilities which are attributable to the taxable income of Media Holdings and/or the Borrower for such taxable year calculated as though Media Holdings and the Borrower were S Corporations. If in any year Holdings I or Media Holdings is required to pay additional taxes with respect to a prior year’s tax return which are attributable to the taxable income of Media Holdings and/or the Borrower calculated as though Media Holdings and the Borrower were S Corporations (whether because of an audit by a taxing authority, an amended return the filing of which is required in the reasonable judgment of Holdings I, Media Holdings or otherwise), the amount of Permitted Holdings Tax Distributions which may be paid or loaned in such year shall be increased by the amount of such additional taxes.

“Permitted Refinancing” means a refinancing of the Empire Burbank Loan (other than with the Loans); provided that (i) the terms of the Empire Burbank Loan Documents evidencing such refinancing shall be substantially similar to the terms of the Empire Burbank Loan Documents existing on March 20, 2001, with such changes as do not materially adversely affect the Administrative Agent or the Lenders (it being understood that (a) no change to those provisions of the Empire Burbank Loan Documents referred to in Section 7.14(a)(ii) shall be permitted without the prior written consent of the Administrative Agent and (b) replacement of the lessee under the Empire Burbank Lease of LBI with the Borrower, replacement of the lessor under the Empire Burbank Sublease of LBI with the Borrower and lengthening the term of either shall not be considered to materially adversely affect the Administrative Agent or any Lender), (ii) no additional property shall be encumbered by the Empire Burbank Mortgage executed in connection with such refinancing and (iii) prior to consummation of such refinancing, the Borrower shall deliver to the Administrative Agent copies of all loan documents relating thereto, certified by the Borrower to be true and correct copies thereof and to be all loan documents executed in connection with such refinancing.

“Permitted Shareholder Tax Distributions” means cash distributions and/or loans made by the Borrower to Media Holdings, Holdings I or the shareholders of Holdings I and/or by Media Holdings to Holdings I or such shareholders to permit the shareholders of Holdings I to pay their estimated and final federal and state income tax liabilities attributable to the income of Media Holdings and/or the Borrower calculated as though Media Holdings and/or the Borrower were an S Corporation. Permitted Shareholder Tax Distributions may be made not more frequently than quarterly with respect to each period for which an installment of estimated tax would be required to be paid by the shareholders of Holdings I, provided, however, that the amount of such distributions or loans shall not exceed the Permitted Dividend Amount. For purposes of computing the amount of aggregate Permitted Shareholder Tax Distributions for any taxable year, amounts paid in such taxable year by Media Holdings and/or the Borrower to the State of California on behalf of nonresident shareholders as estimated taxes or as withholding taxes pursuant to the California Revenue and Taxation Code shall be treated as Permitted Shareholder Tax Distributions. If nonresident shareholders recontribute to Media Holdings and/or the Borrower any such amounts paid on their behalf, however, the amounts contributed shall be subtracted from the amount of aggregate Permitted Shareholder Tax Distributions for the taxable year in which the contributions are made. If in any year Holdings I’s shareholders are required to pay additional taxes with respect to a prior year’s tax return which are attributable to the taxable income of Media Holdings and/or the Borrower calculated as though Media Holdings and/or the Borrower were S Corporations (whether because of an audit by a taxing authority, an amended return the filing of which is required in the reasonable judgment of Holdings I, or otherwise), the amount of Permitted Shareholder Tax Distributions which may be paid in such year shall be increased by the amount of such additional taxes as determined by a Tax Accountant. Notwithstanding any other provision in this Agreement to the contrary, in the event that in any future tax period Holdings I fails to qualify as an S Corporation for California and/or other state tax purposes or otherwise fails to receive the benefits of S Corporation tax treatments, but continues to maintain its S Corporation status for federal income tax purposes, the amount that can be distributed or loaned under this paragraph or any other provisions of this Agreement shall include and shall be increased by the amount of California and/or other state taxes imposed on such distributions and loans (including the additional distributions and loans under this sentence). For the avoidance of doubt, in determining the amounts that can be distributed to pay the tax liabilities of the shareholders of Holdings I or any of its Subsidiaries under this definition and other provisions of this Agreement, if there are multiple distributions and/or loans (e.g., an amount from the Borrower to Media Holdings and the same amount from Media Holdings to Holdings I), such a series of distributions and/or loans shall be only counted once.

“Transactions” means with respect to each Credit Party and Holding Company, the execution, delivery and performance by the Borrower or such other Credit Party of the Loan Documents (including the Second Amendment to Amended and Restated Credit Agreement), the Senior Subordinated Note Indenture and the documents related thereto, the Media Holdings Discount Notes Indenture and the documents related thereto and the Holdings Second Amendment and any other document related thereto to which any Credit Party or Holding Company is a party, the borrowing of Loans and the use of the proceeds thereof, the issuance of Letters of Credit hereunder, and all transactions contemplated by the foregoing documents.

2.3. The definition of “EBITDA” in Section 1.1 is hereby amended as follows:

(a) Clause (a)(i) is replaced with the following:

(i) Interest Expense during such period and any interest expense accrued during such period pursuant to the Holdings Securities Purchase Documents and the Media Holdings Discount Notes Indenture and the Media Holdings Discount Notes,

(b) Clause (2) of the provision is replaced with the following:

(2) for any period for which EBITDA is determined and in which period a Permitted Acquisition is consummated, EBITDA shall be adjusted in a manner reasonably satisfactory to the Administrative Agent (a) to give effect to the consummation of such Acquisition on a pro-forma basis, as if such Acquisition occurred on the first day of such period and (b) to reflect certain expense deductions in connection with such Acquisition reasonably acceptable to the Administrative Agent (except that for purposes of determining EBITDA for the fiscal quarter in which the KMPX Acquisition is consummated, EBITDA shall be determined without inclusion of the operating results of KMPX-TV for such fiscal quarter),

(c) Clause (3) of the proviso is replaced with the following:

(3) for purposes of determining EBITDA for the four consecutive fiscal quarter periods ending at the end of the first, second and third full fiscal quarters ending immediately subsequent to the closing of the KMPX Acquisition (for example, if the closing date of the KMPX Acquisition is January 20, 2004, the four consecutive fiscal quarter period ending at the end of the first full fiscal quarter ending immediately subsequent to such closing date would be the four consecutive fiscal quarter period ending on June 30, 2004), the EBITDA attributable to the station and other assets acquired in connection with the KMPX Acquisition, shall be calculated as follows: for the four fiscal quarter periods ending on each of the three consecutive full fiscal quarter periods ending immediately subsequent to the KMPX Acquisition, the EBITDA attributable to such stations and other assets as of the end of the first full fiscal quarter ending immediately subsequent to the KMPX Acquisition shall be based on the EBITDA attributable to such station and other assets for such first full fiscal quarter times 4 (if such EBITDA is greater than zero) or times 1 (if such EBITDA is less than zero), the EBITDA attributable to such station and other assets as of the end of the second full fiscal quarter ending immediately subsequent to the KMPX Acquisition shall be based on the EBITDA attributable to such station and other assets for the two full fiscal quarters then ending times 2 (if such EBITDA is greater than zero) or times 1 (if such EBITDA is less than zero), and the EBITDA attributable to such station and other assets as of the end of the third full fiscal quarter ending immediately subsequent to the KMPX Acquisition shall be based on the EBITDA attributable to such station and other assets for the three full fiscal quarters then ending times 1 and 1/3 (if such EBITDA is greater than zero) or times 1 (if such EBITDA is less than zero), respectively. Notwithstanding the foregoing, to the extent not expressly in conflict herewith, the provisions of Section 7.4(d) applicable to Permitted Acquisitions shall apply to the KMPX Acquisition.

2.4. The definitions of “Dividend Limitation” and “Net Cash Payments” are hereby amended by replacing the references to “Intermediate Holdings” with “Media Holdings.”

2.5. The definition of “Total Debt” is hereby deleted in its entirety and replaced with the following:

“Total Debt” means, as of any date of determination thereof, the Indebtedness of the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) excluding (i) intercompany loans among the Credit Parties, (ii) Indebtedness under the Holdings Securities Purchase Documents and under the Media Holdings Discount Notes Indenture and documents related thereto if and to the extent no Credit Party is obligated with respect to such Indebtedness, (iii) the Liberman Subordinated Debt, and (iv) the Empire Burbank Loan.

2.6. The definition of “Transaction Costs” is hereby amended by deleting clause (c) and the final sentence and replacing them with the following, “(c) the negotiation and consummation of the transactions contemplated under the El Dorado Acquisition Documents, the Guajillo Acquisition Documents, the Astor Acquisition Documents and the KMPX Acquisition Documents, including any due diligence, engineering, consulting, environmental, travel and accommodation, appraisal or other similar costs and expenses; provided that the aggregate of the amounts described in this clause (c), excluding the costs and expenses related to any financing agreements and proposed financing agreements and any financing fees and expenses related thereto, shall not exceed $4,000,000. The term “Transaction Costs” shall include the initial and the routine periodic rating agency fees related to the issuance of the Senior Subordinated Notes, the Media Holdings Discount Notes and the maintenance of the rating(s) thereon but excluding any rating agency fees related to subsequent transactions unrelated to the Senior Subordinated Notes, the Media Holdings Discount Notes and excluding any rating agency fees payable in connection with an Acquisition.”

2.7. Section 2.10(b) of the Credit Agreement is hereby amended as follows

(a) The second paragraph of Section 2.10(b)(iii) is hereby deleted and replaced by the following:

Notwithstanding anything herein to the contrary, (i) in the event any radio or television station owned by any Credit Party is sold, as permitted by paragraph (f) of Section 7.4, during the continuance of any Event of Default, all Net Cash Payments shall be applied in the manner specified in paragraph (c) of this Section 2.10, and (ii) in the event that any of the Credit Parties shall have consummated (I) any “Asset Sale” (as defined in the Senior Subordinated Note Indenture), (II) any “Asset Sale” (as defined in the Media Holdings Discount Notes Indenture) or (III) any “Sale of the Company” (as defined in the Holdings Securities Purchase Documents) that, in any case, would not be deemed a Disposition requiring a prepayment under this Section 2.10(b), in any such case, the Credit Parties shall nonetheless prepay the Loans to the extent that the Senior Subordinated Note Indenture, the Media Holdings Discount Notes Indenture or the Holdings Securities Purchase Documents would require any prepayment or redemption of the Senior Subordinated Notes or any Holding Company Debt or warrants issued by any Holding Company pursuant to the Media Holdings Discount Notes Indenture or the Holdings Securities Purchase Documents, respectively. Prepayments of Loans (and cover for LC Exposure) and reductions of Commitments shall be effected in each case in the manner and to the extent specified in paragraph (c) of this Section 2.10.

(b) The following clause (iv) is hereby added thereto:

(iv) On the date of the incurrence by Media Holdings of any Indebtedness under the Media Holdings Discount Notes, the Borrower shall deliver to the Administrative Agent a statement certified by a financial officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, of the estimated amount of the net cash proceeds (net of all legal, underwriting and other fees, costs and expenses incurred in connection with the incurrence of such Indebtedness) from such incurrence of such Indebtedness that will (on the date of such incurrence of Indebtedness) be received by Media Holdings and the Borrower will prepay the Loans hereunder (and provide cover for LC Exposure as specified in Section 2.4(i)), with no reduction of the Commitments hereunder, on the date of such incurrence of Indebtedness, in an aggregate amount equal to the lesser of (A) 100% of the net cash proceeds (net of all legal, underwriting and other fees, costs and expenses incurred in connection with the incurrence of such Indebtedness) from such incurrence of Indebtedness received by Media Holdings or (B) the sum of the aggregate amount of Loans outstanding plus LC Exposure then in effect, and such prepayment (other than the amount provided to cover LC Exposure) shall be shared and applied ratably among the Revolving Credit Lenders in proportion to their respective Revolving Credit Commitments (with no reduction to the Revolving Credit Commitments).

2.8. Section 2.10(c) of the Credit Agreement is hereby amended by deleting the first part of the second sentence of the first paragraph (until the first colon appearing therein) in its entirety and substituting the following in lieu thereof: “Subject to the preceding sentence and subject to the prepayment made pursuant to the subsection (b)(iii) of this Section being applied in accordance with such subsection (b)(iii) (with no reduction to the Revolving Credit Commitments) and subject to the prepayment made pursuant to the subsection (b)(iv) of this Section being applied in accordance with such subsection (b)(iv) (with no reduction to the Revolving Credit Commitments), in the event of any optional prepayment of Borrowings pursuant to subsection (a) of this Section, or any mandatory prepayment of Loans pursuant to subsection (b) of this Section, the proceeds shall be applied as follows:

2.9. Section 2.17 is hereby amended by adding the following subsection (f):

(f) Except to the extent otherwise provided herein: (i) each Borrowing of Revolving Credit Loans from the Lenders under Section 2.1 shall be made from the Lenders, each payment of commitment fee under Section 2.11 in respect of Commitments shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.3 shall be applied to the Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) LIBOR Loans having the same Interest Period shall be allocated pro rata among the Lenders according to the amounts of their Commitments (in the case of the making of Loans) or their Loans (in the case of conversions and continuations of Loans); (iii) each payment or prepayment by the Borrower of principal of Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by such Lenders, except as otherwise set forth in Section 2.10(c); (iv) each payment by the Borrower of interest on Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the Lenders; and (v) each payment by the Borrower of participation fees in respect of Letters of Credit shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the amount of participation fees then due and payable to the Revolving Credit Lenders.

2.10. Section 4.12 is hereby deleted in its entirety and replaced by the following:

4.12 Ownership and Capitalization. As of the Second Amendment Effective Date, the capital structure and ownership of the Credit Parties and the Holding Companies, both before and after giving effect to the transactions contemplated by the

Assignment and Exchange Agreement occurring on or prior to such date, is correctly described in Schedule 4.12. As of Second Amendment Effective Date, the authorized, issued and outstanding capital stock of, and other equity interests in, each of the Credit Parties and the Holding Companies consists, after giving effect to the transactions contemplated by the Assignment and Exchange Agreement occurring on or prior to such date, of the stock and interests described on Schedule 4.12, in each case all of which is duly and validly issued and outstanding, fully paid and nonassessable. As of Second Amendment Effective Date, except as set forth in Schedule 4.12, after giving effect to the transactions contemplated by the Assignment and Exchange Agreement occurring on or prior to such date, (x) there are no outstanding Equity Rights with respect to any Credit Party and (y) there are no outstanding obligations of any Credit Party to repurchase, redeem, or otherwise acquire any shares of capital stock of or other interests in any Credit Party nor are there any outstanding obligations of any Credit Party to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of any Credit Party.

2.11. Section 4.13(b) is hereby deleted in its entirety and replaced by the following:

(b) Except as set forth in Schedule 7.8 and except for the Senior Subordinated Note Indenture and the documents related thereto, the Media Holdings Discount Notes Indenture and the documents related thereto, the Holdings Securities Purchase Documents, and the Subordination and Intercreditor Agreement referred to in Section 7.8, as of the Second Amendment Effective Date, none of the Credit Parties is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 7.8, other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived so long as any portion of the Loans or any Commitment is outstanding.

2.12. Section 4.20 is hereby deleted in its entirety and replaced by the following:

4.20 Subchapter S Election and QSSS Election. Holdings I has made an S Corporation election in accordance with Code Section 1362 and an election to treat Media Holdings and the Borrower as a qualified subchapter S subsidiaries have been made. Holdings I has not elected, pursuant to California Revenue and Taxation Code Section 23801, not to be treated as an S Corporation for California income tax purposes. None of Holdings I’s individual shareholders are or shall be nonresidents of the State of California.

2.13. Section 6.1(e) is hereby deleted in its entirety and replaced by the following:

(e) promptly upon the mailing thereof to the holders of any Indebtedness or equity interests in the Credit Parties or any Holding Company generally, copies of all financial statements, regular reports and other statements so mailed;

2.14. Section 6.1(g) is hereby deleted in its entirety and replaced by the following:

(g) promptly after the same become publicly available, copies of all registration statements, regular periodic and other reports and statements filed by any Holding Company or any Credit Party with the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission or with any national securities exchange or market quotation system and copies of all press releases by the Holding Company or any Credit Party including, to the extent not included in the foregoing, any regular periodic and other reports and statements provided by any Holding Company or any Credit Party to the holders of the Senior Subordinated Notes or the holders of the Media Holdings Discount Notes; and

2.15. Section 6.2(k) is hereby deleted in its entirety and replaced by the following:

(k) on the date of the occurrence thereof, notice that (i) any or all of the obligations under the Senior Subordinated Note Indenture or the Media Holdings Discount Notes Indenture have been accelerated, or (ii) that trustee or required holders of the Senior Subordinated Notes or of the Media Holdings Discount Notes has been given notice that any or all such obligations are to be accelerated.

2.16. Section 6.10(b) is hereby deleted in its entirety and replaced by the following:

(b) Ownership of Subsidiaries. Subject to Section 7.4, no Credit Party shall sell, transfer or otherwise dispose of any shares of stock or other equity interests in any Subsidiary owned by it, nor issue or permit any Subsidiary, to issue, any shares of stock of any class or other equity interests whatsoever to any Person, except that (i) the Borrower may issue stock or equity to any Holding Company and (ii) any Credit Party may issue stock or equity to another Credit Party provided such stock or equity is pledged to the Administrative Agent as set forth below. Subject to Section 7.4, each of the Credit Parties will cause each of its Subsidiaries to take such action from time to time as shall be necessary to ensure that the percentage of the equity capital of any class or character owned by such Credit Party in any Subsidiary on the date hereof (or, in the case of any newly formed or newly acquired Subsidiary, on the date of formation or acquisition) is not at any time decreased, other than by reason of transfers to another Credit Party. In the event that any additional shares of stock or other equity interests shall be issued by any Credit Party (other than issuance by the Borrower of its capital stock to any Holding Company), the respective holder of such shares of stock or other equity interests shall forthwith deliver to the Administrative Agent pursuant to the Pledge Agreement the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank, and shall take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to such pledge agreement.

2.17. Section 7.1(m) is hereby deleted in its entirety and replaced by the following:

(m) In addition to the foregoing, unsecured Indebtedness in an aggregate principal amount not exceeding $4,000,000 at any time outstanding; provided that no Indebtedness to any holder of Indebtedness of Holdings I shall be permitted to be incurred under this subsection (m) unless such Indebtedness is subject to a subordination agreement satisfactory in form and substance to the Administrative Agent.

2.18. Section 7.4(d) is hereby amended by replacing the reference to “the Borrower” in the first paragraph with “any Credit Party” and by replacing the reference to “the Borrower” in clause (i) thereof with “the Borrower and its Subsidiaries.”

2.19. Section 7.5(a) of the Credit Agreement is hereby amended as follows:

(a) Clause (x) is hereby deleted and replaced by the following:

(x) (1) with respect to any period during which Holdings I is an S Corporation or a substantially similar pass-through entity for federal income tax purposes and a QSSS Election is in effect for the Borrower, the Borrower may make loans to Media Holdings, Holdings I or the shareholders of Holdings I in an amount (together with dividend payments made pursuant to Section 7.6(a)) not in excess of the Permitted Holdings Tax Distributions and the Permitted Shareholder Tax Distributions, (2) so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, at any time the Total Leverage Ratio is less than 4.5 to 1 as of the end of any fiscal year with respect thereto, as shown in the financial statements required to be delivered pursuant to Section 6.1(a) and in the Compliance Certificate required to be delivered in respect of such fiscal year pursuant to Section 6.1(c), the Borrower may make loans (together with dividend payments made pursuant to Section 7.6(c)) to any Holding Company or the shareholders of Holdings I to the extent of Excess Cash Flow for such fiscal year; provided that the aggregate amount of loans made pursuant to this clause (2) after the date hereof (together with the aggregate amount of dividends made pursuant to Section 7.6(c)) after the date hereof, shall not exceed $5,000,000, (3) so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may make loans to any Holding Company to pay corporate administrative expenses, provided, that the amount of cash loans made pursuant to this clause (3), together with the amount of cash distributions made pursuant to Section 7.6(d), shall not exceed $1,500,000 in any fiscal year, (4) so long as no Default shall have occurred or be continuing or shall be caused thereby, any Credit Party may make loans to Holdings I to enable Holdings I to make the payments with respect to any portion of the “Incentive Bonus” which may become payable pursuant to the employment agreements of Winter Horton dated December 18, 2002, Andrew Mars dated November 15, 1998 and Xavier Ortiz dated September 1, 1999, respectively, or with respect to any notes issued with respect thereto; provided that the aggregate amount of such loans together with the aggregate amount of dividends made pursuant to Section 7.6(g) shall not exceed the amount of such bonuses required to be paid under such employment agreements (including any amounts required to be paid under any such notes), (5) so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, the Borrower may make loans (together with dividend payments made pursuant to Section 7.6(i)) to Media Holdings in an amount equal to the scheduled payments of interest on the Media Holdings Discount Notes to the extent required to be paid in cash pursuant to the Media Holdings Discount Notes Indenture and any liquidated damages required to be paid in connection with any registration rights agreement related thereto, provided, that, in any fiscal year, the aggregate amount of cash loans made pursuant to this clause (5) during such fiscal year, together with the amount of cash distributions made pursuant to Section 7.6(i) during such fiscal year, shall not exceed the aggregate amount of scheduled payments of interest on the Media Holdings Discount Notes to the extent required to be paid in cash on or after October 15, 2008 pursuant to the Media Holdings Discount Notes Indenture during such fiscal year (for the avoidance of doubt any cash interest payments which may become due prior to October 15, 2008 as a result of any election to make cash interest payments with respect to the Media Holdings Discount Notes shall not be deemed to be “required to be paid in cash,” for the purposes of Sections 7.5 and 7.6) and any liquidated damages required to be paid during such fiscal year in connection with any registration rights agreement related thereto, and (6) Borrower may forgive or cancel any of the loans made pursuant to clause (1), (2), (3), (4) or (5) above.

2.20. Section 7.6 of the Credit Agreement is hereby amended as follows:

7.6 Restricted Junior Payments. No Credit Party will declare or make any Restricted Junior Payment at any time; provided, however, that (a) with respect to any period during which Holdings I is an S Corporation or a substantially similar pass-through entity for federal income tax purposes and a QSSS Election is in effect for the Borrower, the Borrower may declare and make dividend payments to Media Holdings in an amount (together with loans made pursuant to Section 7.5(a)(x)(1)) not in excess of the Permitted Holdings Tax Distributions and the Permitted Shareholder Tax Distributions; (b) so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, the Borrower may make scheduled payments of interest on the Senior Subordinated Notes to the extent required to be paid in cash pursuant to the Senior Subordinated Note Indenture and any liquidated damages required to be paid in connection with any registration rights agreement related thereto; (c) so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, at any time the Total Leverage Ratio is less than 4.5 to 1 as of the end of any fiscal year with respect thereto, as shown in the financial statements required to be delivered pursuant to Section 6.1(a) and Compliance Certificate required to be delivered in respect of such fiscal year pursuant to Section 6.1(c), the Borrower may declare and make dividend payments (together with loans made pursuant to Section 7.5(a)(x)(2)) to Media Holdings or any other Holding Company, as applicable, to the extent of Excess Cash Flow for such fiscal year, provided that the aggregate amount paid pursuant to this clause (c) after the date hereof (together with the aggregate amount of loans made pursuant to Section 7.5(a)(x)(2) after the date hereof) shall not exceed $5,000,000, (d) so long as no Default shall have occurred or be continuing or shall be caused thereby the Borrower may declare and make Restricted Junior Payments to any Holding Company to pay corporate administrative expenses, provided that the amount of cash distributions made pursuant to this clause (d) (together with the amount of loans made pursuant to Section 7.5(a)(x)(3)) shall not exceed $1,500,000 in any fiscal year, (e) the Credit Parties may pay their obligations to Empire Burbank to the extent required to be paid under the Empire Burbank Lease, (f) so long as no Default shall have occurred or be continuing or shall be caused thereby, Liberman Broadcasting, Inc., or any successor entity thereto, may make the payments described in clause (vi) of the definition of Restricted Junior Payment or make the payments with respect to any notes issued under the employment agreement described in such clause (vi), (g) so long as no Default shall have occurred or be continuing or shall be caused thereby, any Credit Party may make dividend payments to Holdings I (through another Holding Company, if applicable), to enable Holdings I to make the payments with respect to any portion of the “Incentive Bonus” which may become payable pursuant to the employment agreements of Winter Horton dated December 18, 2002, Andrew Mars dated November 15, 1998 and Xavier Ortiz dated September 1, 1999, respectively, or with respect to any notes issued with respect thereto; provided that the aggregate amount of such dividends together with the aggregate amount of loans made pursuant to Section 7.5(a)(x)(4) shall not exceed the amount of such bonuses required to be paid under such employment agreements (including any amounts required to be paid under any such notes), (h) the Credit Parties may make payments on the Liberman Subordinated Debt on the Closing Date in an amount not in excess of $1,920,000 and may make payments of interest on the Liberman Subordinated Debt to the extent such payments of interest are permitted to be made under the Liberman Subordination Agreements, and (i) so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, the Borrower may declare and make dividends (together with loans made pursuant to Section 7.5(a)(x)(5)) to Media Holdings in an amount equal to the scheduled payments of interest on the Media Holdings Discount Notes to the extent required to be paid in cash pursuant to the Media Holdings Discount Notes Indenture and any liquidated damages required to be paid in connection with any registration rights agreement related thereto, provided that, in any fiscal year, the aggregate amount paid pursuant to this clause (i) during such fiscal year (together with the aggregate amount of loans made pursuant to Section 7.5(a)(x)(5) during such fiscal year), shall not exceed the aggregate amount of scheduled payments of interest on the Media Holdings Discount Notes to the extent required to be paid in cash on or after October 15, 2008 pursuant to the Media Holdings Discount Notes Indenture during such fiscal year (for the avoidance of doubt any cash interest payments which may become due prior to October 15, 2008 as a result of any election to make cash interest payments with respect to the Media Holdings Discount Notes shall not be deemed to be “required to be paid in cash,” for the purposes of Sections 7.5 and 7.6) and any liquidated damages required to be paid during such fiscal year in connection with any registration rights agreement related thereto. Nothing herein shall be deemed to prohibit the making of any dividend or distribution, or other payment constituting a Restricted Junior Payment under clauses (ii) or (iii) of the definition thereof by any Subsidiary to any Credit Party. Notwithstanding anything herein to the contrary, if part or all of a Permitted Holdings Tax Distribution or a Permitted Shareholder Tax Distribution is made in the form of a loan (rather than a dividend or other form of distribution), then (i) the terms of such loan shall be determined in the sole discretion of the Borrower, and (ii) the subsequent cancellation or forgiveness of such loan shall not be treated as a Restricted Junior Payment and shall not reduce the amount of subsequent Permitted Holdings Tax Distributions or Permitted Shareholder Tax Distributions.

2.21. (a) The parenthetical beginning in the second line of Section 7.8 is hereby deleted and replaced by the following: “(other than this Agreement, the Senior Subordinated Note Indenture and the documents related thereto, the Media Holdings Discount Notes Indenture and the documents related thereto and the Holdings Securities Purchase Documents and the Subordination and Intercreditor Agreement dated as of March 21, 2001 by and among Holdings I, Alta and Oaktree, as such agreement is amended by the Holdings Amendment and the Holdings Second Amendment and as it may be further amended, supplemented or otherwise modified from time to time in accordance with the restrictions set forth in Section 7.15).”

(b) Clause (i) appearing in Section 7.8 is hereby deleted and replaced by the following: “(i) the foregoing shall not apply to restrictions and conditions imposed by law, this Agreement, the Senior Subordinated Note Indenture and the documents related thereto, the Media Holdings Discount Notes Indenture and the documents thereto, or the Holdings Securities Purchase Documents or the Subordination and Intercreditor Agreement referred to in this Section 7.8 above,”.

2.22. Section 7.10 of the Credit Agreement is hereby amended as follows:

(a) Subsection (a) of Section 7.10 is hereby deleted and replaced by the following:

(a) Total Leverage Ratio. The Credit Parties will not permit the Total Leverage Ratio at the end of any fiscal quarter occurring during the periods below to exceed the ratio set opposite such period below:

Period	Ratio
September 30, 2003 through December 30, 2004	Not Applicable
December 31, 2004 through June 30, 2005	7.25 to 1
July 1, 2005 through December 31, 2005	7.00 to 1
January 1, 2006 through June 30, 2006	6.50 to 1
July 1, 2006 through December 31, 2006	6.00 to 1
January 1, 2007 and thereafter	5.50 to 1

(b) Subsection (b) of Section 7.10 is hereby deleted and replaced by the following:

(b) Senior Leverage Ratio. The Credit Parties will not permit the Senior Leverage Ratio at the end of any fiscal quarter occurring during the periods below to exceed the ratio set opposite such period below:

Period	Ratio
Closing Date through June 30, 2004	4.00 to 1
July 1, 2004 through December 31, 2004	3.75 to 1
January 1, 2005 and thereafter	3.50 to 1

(c) Subsection (c) of Section 7.10 is hereby deleted and replaced by the following:

(c) Interest Coverage Ratio. The Credit Parties will not permit the Interest Coverage Ratio at the end of any fiscal quarter occurring during the periods below to be less than the ratio set opposite such period below:

Period	Ratio
September 30, 2003 through December 30, 2003	1.50 to 1
December 31, 2003 through June 30, 2004	1.60 to 1
July 1, 2004 through June 30, 2005	1.65 to 1
July 1, 2005 through December 31, 2005	1.75 to 1
January 1, 2006 through June 30, 2006	1.80 to 1
July 1, 2006 through June 30, 2007	1.90 to 1
July 1, 2007 through December 31, 2007	2.00 to 1
January 1, 2008 through June 30, 2008	2.05 to 1
July 1, 2008 and thereafter	2.25 to 1

(d) Subsection (d) of Section 7.10 is hereby deleted and replaced by the following:

Capital Expenditures. The Credit Parties will not permit the aggregate amount of Capital Expenditures in any fiscal year to exceed the amount below set forth opposite such period:

Period	Amount
Fiscal year ending December 31, 2003	$11,100,000
Fiscal year ending December 31, 2004	$13,000,000
Fiscal year ending December 31, 2005 and each fiscal year thereafter	$10,000,000

; provided, however that to the extent that actual Capital Expenditures permitted hereunder in any fiscal year shall be less than the maximum amount permitted hereunder for such fiscal year, the excess of the maximum amount permitted hereunder over the actual Capital Expenditures shall be available for Capital Expenditures hereunder in the immediately succeeding fiscal year but may not be carried over into any subsequent fiscal year. For purposes of this Section 7.10(d), Capital Expenditures made by the reinvestment of Net Cash Payments in accordance with Section 2.10(b) shall not be deemed Capital Expenditures.

2.23. Section 7.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

7.15 Holding Company Restrictions. Except for (a) the Holding Company Debt incurred or to be incurred by (i) Holdings I pursuant to the Holdings Securities Purchase Documents and (ii) Media Holdings on or after the Second Amendment Effective Date pursuant to the Media Holdings Discount Notes Indenture, the net cash proceeds of which additional Indebtedness shall be contributed as capital to the Borrower and shall be applied to the Loans in accordance with Section 2.10(b)(iv), (b) intercompany Indebtedness incurred by any Holding Company and owing to the Borrower or any other Credit Party or any other Holding Company and (c) the Indebtedness which may be required to be incurred by Holdings I under the employment agreement of Winter Horton dated December 18, 2002, by and between Holdings I and Winter Horton, the employment agreement dated as of March 21, 2003, by and between the Borrower and Brett Zane and the employment agreements described in Section 5.1(i) to the extent that payments under the phantom stock incentive provisions of such agreements are not permitted by this Agreement or any other document to be made in cash, the Holding Companies shall not create incur, assume or permit to exist any Indebtedness which requires the payment in cash of any principal or interest in respect thereof prior to March 31, 2010 without the prior written consent of the Required Lenders. No Holding Company will purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any payment or prepayment of the principal of, or interest on, or any other amount owing in respect of, (x) the Holdings Securities Purchase Documents, except , subject to the provisions of the Alta Subordination Agreement, to the extent required by the Holdings Securities Purchase Documents or (y) the Media Holdings Discount Notes, except to the extent (1) required by the Media Holdings Discount Notes Indenture (for the avoidance of doubt any cash interest payments which may become due prior to October 15, 2008 as a result of any election to make cash interest payments with respect to the Media Holdings Discount Notes shall not be deemed to be a payment of interest required by the Media Holdings Discount Notes Indenture) or (2) if no Default shall have occurred and be continuing, permitted by the Media Holdings Discount Notes Indenture. No Holding Company will consent to any modification, supplement or waiver of any of the provisions of the Media Holdings Discount Notes Indenture or the Holdings Securities Purchase Documents, the effect of which is to (i) increase principal, interest, fees, reimbursements or other amounts payable with respect thereto or create any additional payment obligations thereunder, (ii) accelerate any scheduled or otherwise required payments of principal, interest, fees, reimbursements or other amounts, (iii) cause any amount of interest payable ‘in kind” to be payable in cash, (iv) cause any covenants or other agreements to be more restrictive upon, or burdensome to, such Holding Company, in any respect materially adverse to the Credit Parties, (v) alter any event of default provisions contained in the Media Holdings Discount Notes Indenture or the Holdings Securities Purchase Documents in any material respect, or (vi) make any other change which could reasonably be expected to have a Material Adverse Effect, in each case, without the prior written consent of the Required Lenders or the Administrative Agent on their behalf except that (A) Holdings I may enter into and perform its obligations under the Holdings Amendment and the Holdings Second Amendment, (B) in accordance with the Holdings Amendment, may, on the Closing Date, exchange (x) the notes outstanding under the Holdings Securities Purchase Documents for new notes, in the form attached to the Holdings Amendment, and (y) the warrants issued pursuant to the Holdings Securities Purchase Documents for new warrants, in the form attached to the Holdings Amendment, and (C) in accordance with the Holdings Second Amendment, may, on the Second Amendment Effective Date, issue allonges to the notes and allonges to the warrants, in each case in the form attached to the Holdings Second Amendment. Media Holdings shall not conduct any business or own any assets other than holding all of the equity interests issued by the Borrower or any other Holding Company, cash and cash equivalents, any loans to or from any other Holding Company or any Credit Party, or any loans to any shareholder of Holdings I, performing managerial functions relating to the businesses of the Credit Parties and entering into and performing its obligations under the Media Holdings Discount Notes Indenture, the Assignment and Exchange Agreement and the Basic Documents to which it is a party. Holdings I shall not conduct any business or own any assets other than holding all of the equity interests issued by Media Holdings (or, if a new Holding Company is created after the Closing Date, all of the equity interests of such Holding Company to the extent applicable), cash and cash equivalents, any loans to or from any other Holding Company or any Credit Party or any loans to any shareholder of Holdings I, performing managerial functions relating to the businesses of the Credit Parties and entering into and performing its obligations under the Holdings Securities Purchase Documents, the Assignment and Exchange Agreement, the Basic Documents to which it is a party, the key employee agreements to which it is a party (and service agreements with any Credit Party relating to such employment agreements), the intercreditor and subordination agreement referred to in the last sentence of this Section 7.15, making distributions or loans to its shareholders with the proceeds of Permitted Shareholder Tax Distributions or Permitted Holdings Tax Distributions, and forgiving or canceling any such loans or any other loans to its Affiliates. Media Holdings shall not pledge, encumber or hypothecate any of the capital stock of the Borrower. Holdings I will not consent to any modification, supplement or waiver of any of the provisions of the Intercreditor and Subordination Agreement dated as of March 20, 2001 among Holdings I, Alta and Oaktree, except pursuant to the Holdings Amendment and the Holdings Second Amendment, without the prior written consent of the Administrative Agent in its sole discretion.

2.24 Schedules 4.12 and 7.7 to the Credit Agreement are hereby amended by deleting each such existing schedule in its entirety and substituting the Schedules 4.12 and 7.7 attached to this Amendment therefor.

3. NO DEFAULT; REPRESENTATIONS AND WARRANTIES. The Credit Parties hereby confirm that:

3.1. the representations and warranties of the Credit Parties contained in Article 4 of the Credit Agreement (as amended by this Agreement) are true on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date);

3.2. the Credit Parties are in compliance with all of the terms and provisions set forth in the Credit Agreement on their part to be observed or performed thereunder; and

3.3. after giving effect to this Amendment, no Event of Default, nor any event which with the giving of notice or expiration of any applicable grace period or both would constitute such an Event of Default, shall have occurred and be continuing.

4. CONDITIONS TO THIS AMENDMENT.

The effectiveness of this Amendment is conditioned on the satisfaction of each of the following conditions:

4.1. Execution of Amendment. The Administrative Agent shall have received from the Borrower, each Guarantor, each Holding Company, the Administrative Agent and the Required Lenders either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Amendment.

4.2. Governmental Approvals. The Credit Parties and the Holding Companies have obtained all permits, licenses, authorizations or consents from all Governmental Authorities (including the FCC) and all consents of other Persons, in each case, that are necessary in connection with the transactions contemplated by the Assignment and Exchange Agreement and occurring on the date hereof, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.3. Organization of Media Holdings. The Administrative Agent shall have received true and correct copies of the Assignment and Exchange Agreement and such Assignment and Exchange Agreement shall be the only agreement related to the contribution of the capital stock of the Borrower to Media Holdings, certified by a Financial Officer of the Borrower.

4.4. Media Holdings Discount Notes. (a) Media Holdings shall have issued the Media Holdings Discount Notes with aggregate gross cash proceeds of not greater than $50,000,000, (b) the Administrative Agent shall have received copies of the Media Holdings Discount Notes Indenture and the same shall be reasonably satisfactory to the Administrative Agent and Special Counsel, (c) the Borrower shall have applied the proceeds thereof in accordance with Section 2.10(b)(iv) of the Credit Agreement and (d) the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower in form satisfactory to the Administrative Agent confirming that the Borrower has received from the purchasers of the Media Holdings Discount Notes all net cash proceeds from the sale of such notes.

4.5. Holdings Second Amendment. At or prior to date hereof, (a) the Holdings Second Amendment shall be entered into by Holdings I, the Administrative Agent and the Majority Purchasers (as defined in the Holdings Securities Purchase Documents) and shall constitute an effective amendment to the Holdings Securities Purchase Documents enforceable against all parties thereto and (b) the Administrative Agent shall have received copies of such amendment and the same shall be reasonably satisfactory to the Administrative Agent and Special Counsel.

4.6. Corporate Matters. Appropriate corporate resolutions, if necessary, and such other certificates, instruments and documents as the Administrative Agent may reasonably request for the purpose of implementing or effectuating the provisions of the Credit Agreement, as hereby amended, or this Amendment.

4.7. Fees. The Borrower shall have executed and delivered to the Administrative Agent a fee letter with respect to this Amendment, in form and substance satisfactory to the Administrative Agent, and the Borrower shall have paid to the Administrative Agent for the benefit of certain Lenders, the fees required to be paid thereby.

4.8. Other Documents. Such other documents and instruments as the Administrative Agent may reasonably require in order to put this Amendment into full force and effect.

5. MISCELLANEOUS.

5.1. Except to the extent specifically amended hereby, the Credit Agreement, the Loan Documents and all related documents shall remain in full force and effect. Whenever the terms or sections amended hereby shall be referred to in the Credit Agreement, Loan Documents or such other documents (whether directly or by incorporation into other defined terms), such terms or sections shall be deemed to refer to those terms or sections as amended by this Amendment.

5.2. This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.

5.3. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.4. The Credit Parties agree to pay all reasonable expenses, including reasonable legal fees and disbursements incurred by the Administrative Agent in connection with this Amendment and the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment which shall be deemed to be a sealed instrument as of the date first above written.

BORROWER

LBI MEDIA, INC., a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

GUARANTORS

LIBERMAN TELEVISION OF HOUSTON, INC., a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

KZJL LICENSE CORP., a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

LIBERMAN TELEVISION, INC., a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

KRCA TELEVISION, INC., a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

KRCA LICENSE CORP., a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

LIBERMAN BROADCASTING, INC., a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

LBI RADIO LICENSE CORP., a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

LIBERMAN BROADCASTING OF HOUSTON, INC., a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

LIBERMAN BROADCASTING OF HOUSTON LICENSE CORP., a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

EMPIRE BURBANK STUDIOS, INC., a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

LIBERMAN TELEVISION OF DALLAS, INC. a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

LIBERMAN TELEVISION OF DALLAS LICENSE CORP., a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

HOLDING COMPANIES Solely with respect to provisions of Section 2.23:

LBI HOLDINGS I, INC., a California corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

LBI MEDIA HOLDINGS, INC., a Delaware corporation

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

ADMINISTRATIVE AGENT

FLEET NATIONAL BANK, as Administrative Agent and Lender

By:	/s/ Stephen J. Healey
Name: Stephen J. Healey
Title:

CO-SYNDICATION AGENTS

GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Syndication Agent and Lender

By:	/s/ Stephen W. Hipp
Name: Stephen W. Hipp
Title: Duly Authorized Signatory

U.S. BANK, N.A.,
as Co-Syndication Agent and Lender

By:	/s/ Jaycee Earll
Name: Jaycee Earll
Title: Assistant Vice President

CO-DOCUMENTATION AGENTS

CIT LENDING SERVICES CORPORATION, as Co-Documentation Agent and Lender

By:	/s/ Steven K. Reedy
Name: Steven K. Reedy
Title: Vice President

SUNTRUST BANK,
as Co-Documentation Agent and Lender

By:	/s/ Thomas C. King, Jr.
Name: Thomas C. King, Jr.
Title: Director

LENDERS

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH

By:	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Director

CIBC INC.

By:	/s/ Keith Labbate
Name: Keith Labbate
Title: Executive Director
CIBC World Markets Corp., as Agent

UBS AG, STAMFORD BRANCH

By:	/s/ Patricia O’Kicki
Name: Patricia O’Kicki
Title: Director

By:	/s/ Wilfred V. Saint
Name: Wilfred V. Saint
Title: Associate Director Banking Products Services, US

WEBSTER BANK

By:	/s/ (illegible)
Name:
Title:

S-13